SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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SONICWALL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We cordially invite you to attend the SonicWALL, Inc. 2002 Annual Meeting of Shareholders. The meeting will be held on Friday, December 13, 2002 at 10:00 a.m., at the Sheraton Hotel located at 1108 North Mathilda Avenue, Sunnyvale, California 94089. Registration will begin at 9:00 a.m. At the meeting we will:

1.    Elect the Board of Directors;

2.    Amend 1999 Employee Stock Purchase Plan;

3.    Ratify the selection of PricewaterhouseCoopers LLP as auditors of the Company’s financial statements for the fiscal year ending December 31, 2002;

4.     Transact any other business as may properly come before the meeting.

Shareholders who owned SonicWALL stock at the close of business on October 31, 2002 may attend and vote at the meeting. If you cannot attend the meeting, you may vote as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly mail your proxy in the envelope provided. Alternatively, in lieu of returning signed Proxy Cards, registered shareholders of record can vote their shares by telephone by calling 1-877-PRX-VOTE (1-877-779-8683) or via the Internet at http://www.eproxyvote.com/snwl by following the instructions included on your Proxy Card. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Annual Meeting in person, as your proxy is revocable at your option.

We look forward to seeing you at the meeting.

Sincerely,

Michael J. Sheridan
Senior Vice President of Strategy, Chief Financial Officer and Secretary

Sunnyvale, California
November 6, 2002

SONICWALL, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2002 Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include this Proxy Statement, a Proxy Card and our 2001 Annual Report to Shareholders, will be mailed to shareholders on or about November 12, 2002.

SonicWALL will pay the costs of soliciting proxies from shareholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of SonicWALL, without additional compensation, personally or by telephone.

Our principal executive offices are located at 1143 Borregas Avenue, Sunnyvale, California 94089. Our telephone number is (408) 745-9600.

QUESTIONS AND ANSWERS

Who can vote at the meeting?

The Board set October 31, 2002 as the record date for the meeting. All shareholders who owned SonicWALL Common Stock on October 31, 2002 may attend and vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held on all matters to be voted on. On October 31, 2002, approximately 67,359,643 shares of SonicWALL Common Stock were outstanding.

How many votes does SonicWALL need to hold the meeting?

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted over the telephone or the Internet.

A majority of SonicWALL’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

What proposals will be voted on at the meeting?

There are three proposals scheduled to be voted on at the meeting:

•	election of the Board of Directors;

•	amendment of 1999 Employee Stock Purchase Plan; and

•	ratification of PricewaterhouseCoopers LLP as our auditors.

What is the voting requirement to approve each of the proposals?

For the election of directors, the five (5) individuals receiving the highest number of “FOR” votes will be elected. Directors are elected by a plurality vote. Votes withheld and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

For the amendment of our 1999 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 700,000 to 1,025,000, the affirmative “FOR” vote of a majority of the shares of outstanding SonicWALL common stock represented, in person or by proxy, and entitled to vote.

For the ratification of our auditors, the affirmative “FOR” vote of a majority of the shares present at the meeting and entitled to vote is necessary.

How are votes counted?

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return the proxy. Your proxy will be voted as you direct on your proxy.

For the election of directors, you may vote either “FOR” or “WITHHELD” each nominee.

For the amendment of 1999 Employee Stock Purchase Plan and ratification of our auditors, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you abstain from voting on these proposals, it has the same effect as a vote against.

If you simply sign and return your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each of the five nominated directors, “FOR” the amendment of the 1999 Employee Stock Purchase Plan, and “FOR” the ratification of PricewaterhouseCoopers LLP as our auditors.

If you do not vote and you hold your shares in a brokerage account in your broker’s name (this is called “street name”), your shares will not be counted in the tally of the number of shares cast “FOR”, “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, the New York Stock Exchange has proposed new regulations that would prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. This new rule may become effective before the meeting, in which case, for shares held through a broker or other nominee who is an NYSE member organization, your shares will only be voted in favor of proposal 2 if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal. However, these shares may be counted for the purpose of establishing a quorum for the meeting.

Voting results are tabulated and certified by our transfer agent, EquiServe Trust Company, N.A.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, the voting instruction card will be sent to you by your broker or nominee.

You may vote by mail by signing your Proxy Card or, for shares held in street name, by following the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid envelope. Registered shareholders of record may also vote by telephone by calling 1-877-PRX-VOTE (1-877-779-8683) or via the Internet at http://www.eproxyvote.com/snwl by following the instructions included on your Proxy Card. If you provide specific voting instructions, your shares will be voted as you have instructed.

How can I change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

What is SonicWALL’s voting recommendation?

Our Board of Directors recommends that you vote your shares “FOR” each of the five nominated directors to the Board, “FOR” the amendment of the 1999 Employee Stock Purchase Plan, and “FOR” the ratification of PricewaterhouseCoopers LLP as our auditors.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our annual report on Form 10-K for the fiscal year ending December 31, 2002.

PROPOSAL 1

ELECTION OF DIRECTORS

The following five persons have been nominated for election to our Board of Directors. Proxy holders will vote for the five candidates listed below. Each director is elected annually by the shareholders and serves on the Board until the next annual meeting of shareholders or until his or her successor has been elected and qualified. Our Bylaws provide that the number of directors of SonicWALL shall not be less than four nor more than seven, and the exact number shall be five until changed by our Board of Directors in accordance with the Bylaws.

• Charles D. Kissner	• David A. Shrigley

• Sreekanth Ravi	• Cary H. Thompson

• Robert M. Williams

The Company’s Board of Directors currently consists of five members in accordance with our Bylaws.

If any nominee is unable or declines to serve as a director at the time of the annual meeting, the current Board will designate the proxies for such nominee to fill the vacancy. At this time, the Board is not aware of any nominee who is unable or who will decline to serve as a director. If additional individuals are nominated for election as a director, the vote for the nominees will be determined by the proxy holders.

Officers and Directors

The following table gives certain information as to each person nominated for election as a director and SonicWALL’s executive officers as of October 31, 2002:

Name	Age	Position
Sreekanth Ravi	36	Chairman of the Board
William F. Roach	58	Interim Chief Executive Officer
Sudhakar Ravi	37	Chief Technology Officer
Michael J. Sheridan	38	Senior Vice President, Strategy, and Chief Financial Officer
Tom Furlong	45	Senior Vice President, Product and Services
Ronald E. Heinz Jr.	44	Senior Vice President, Worldwide Sales and Marketing
Paul H. Cook	46	Senior Vice President, Human Resources
Charles D. Kissner (1)(2)	55	Director
David A. Shrigley (2)(3)	54	Director
Cary H. Thompson (1)(3)	46	Director
Robert M. Williams (1)(3)	47	Director

(1)	Member of the 2002 Audit Committee of the Board of Directors.
(2)	Member of the 2002 Compensation Committee of the Board of Directors.
(3)	Member of the 2002 Corporate Governance and Nominations Committee.

The Board of Directors is elected annually by shareholders, and members of the Board serve until the next annual meeting of shareholders unless they resign before such meeting. The last annual shareholders meeting was held in December 2001.

Nominees

Sreekanth Ravi has served as our Chairman of the Board since co-founding the Company in February 1991. From February 1991 until October 2001, Mr. Ravi was SonicWALL’s President and Chief Executive Officer. Prior to SonicWALL, Mr. Ravi was the founder and Chief Executive Officer of Generation Systems, a manufacturer of high performance video products, which he later sold to a publicly held computer products company in 1990. Mr. Ravi received a bachelor of science degree in electrical engineering from the University of Illinois, Champaign-Urbana. Sreekanth Ravi and Sudhakar Ravi are brothers.

Charles Kissner has served as a director since July 2000. He is currently Chairman of the Board of Directors and Chief Executive Officer of Stratex Networks, Inc., (formerly DMC Stratex Networks, Inc.,) an independent provider of wireless transmission solutions. Previously, Mr. Kissner was Vice President/General Manager of  M/A-Com, Inc., a manufacturer of radio and microwave communication products, and President, Chief Executive Officer, and a director of Aristacom International, Inc., a communications software company. He also founded Fujitsu Network Switching, Inc., and held several key positions at AT&T (now Lucent Technologies). Mr. Kissner is also a director of Spectrian, Inc., a wireless components manufacturer, and Littlefeet, Inc., a wireless infrastructure company. He serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Kissner holds a bachelor of science degree from California State Polytechnic University and an MBA from Santa Clara University.

David Shrigley has been a director since July 1999. Since July 1999, Mr. Shrigley has been a venture partner of Sevin Rosen Funds, a venture capital firm. From November 1996 to April 1999, Mr. Shrigley was Executive Vice President, Sales and Services of Nortel Networks Corp., a network telecommunications company. From December 1978 to November 1996, Mr. Shrigley was an employee of Intel Corporation, a semiconductor manufacturing company, where he was last employed as Vice President, Corporate Marketing. Mr. Shrigley received a bachelor of science degree in business administration from Franklin University.

Cary Thompson has served as a director since January 2001. Mr. Thompson has served as Senior Managing Director for Bear Stearns & Co., Inc. since 1999 and is the head of Corporate Finance for the Los Angeles office. Mr. Thompson joined Bear Stearns from Aames Financial Corporation where he served as that company’s Chief Executive Officer from April 1997 to July 1999. Mr. Thompson serves on the Board of Directors of FNIS Corporation and Fidelity National Financial. Mr. Thompson received his bachelor of arts degree from the University of California, Berkeley, and his juris doctorate from the University of Southern California Law School.

Robert Williams has been a director since May 1999. Since January 1998, Mr. Williams has been a general partner of Bay Partners, a venture capital firm, and an affiliate of Bay Partners SBIC II, L.P. and Bay Sonic Investors, shareholders of SonicWALL. From May 1993 to December 1997, Mr. Williams was Vice President, Marketing and Business Development of NetManage, Inc., a networking software product development and sales company. Before then, Mr. Williams held various marketing positions at several companies, including Verity, Inc., an Internet text engine developer, and Ingres Corp., a developer of relational database management software. Mr. Williams received a bachelor of arts degree from Dartmouth College and an MBA from the Stanford Graduate School of Business.

Executive Officers

William Roach was named our interim Chief Executive Officer in August 2002. Prior thereto, he was our Senior Vice President of Partners, Alliances and Strategic Accounts since June 2002. Mr. Roach joined SonicWALL from PCTEL Corporation, a publicly traded communications company, where he served as Chief Operating Officer from August 1999 to January 2001 and Chief Executive Officer from January 2001 to November 2001. From January 1997 to August 1999, Mr. Roach worked for Maxtor Corporation where he served as Executive Vice President of Sales and Marketing. Before Maxtor Corporation, Mr. Roach held executive sales and marketing positions for a number of years in the mass storage business, spending approximately seven years with Quantum Corporation. Prior to his mass storage experience, Mr. Roach spent thirteen years at Intel in a variety of senior management positions. Mr. Roach holds a bachelor of science degree from Purdue University.

Sudhakar Ravi has served as our Chief Technical Officer since September 1999. Prior to that Mr. Ravi served as our Vice President, Engineering. He served as a director from February 1991 when he co-founded SonicWALL until October 2001. Prior to SonicWALL, Mr. Ravi was involved in semiconductor research at Stanford University. Mr. Ravi received a bachelor of science degree from the University of Illinois, Champaign-Urbana and a masters of science degree in computer science from Stanford University. Sudhakar Ravi and Sreekanth Ravi are brothers.

Michael Sheridan was named our Senior Vice President, Strategy, and Chief Financial Officer in October 2001. Prior thereto, he was our Chief Operating Officer since January 2001. Mr. Sheridan has served as our Chief Financial Officer since joining SonicWALL in May 1999. Mr. Sheridan became Secretary in September 1999. Mr. Sheridan joined SonicWALL from Genesys Telecommunications Laboratories, Inc., an enterprise software company in the call center automation industry, where he served as Vice President of Finance from January 1998 to May 1999, and served as Corporate Controller from November 1996 to December 1997. From August 1995 to November 1996, Mr. Sheridan was the Corporate Controller for Network Appliance, Inc., a network file server manufacturer. From 1986 to 1995 Mr. Sheridan was an audit professional with Arthur Andersen LLP, where he was involved primarily with technology clients. Mr. Sheridan received a bachelor degree in commerce from Santa Clara University and is a Certified Public Accountant.

Tom Furlong was named our Senior Vice President, Product and Services in July 2001. Effective November 1, 2002, Mr. Furlong terminated his employment with SonicWALL. Mr. Furlong joined SonicWALL from Silicon Graphics Inc., where he was Senior Vice President and General Manager of the Workstation Division. Prior to that, he was Senior Vice President and Chief Technical Officer of MIPS Computer Systems before its acquisition by Silicon Graphics. Previous to joining MIPS Computer Systems, Mr. Furlong was General Manager of the RISC Workstations Division of Digital Equipment Corporation. Mr. Furlong received a bachelor of science degree in electrical engineering from Michigan State University.

Ronald Heinz, Jr. was named Senior Vice President of Worldwide Sales and Marketing in January 2001. Mr. Heinz served as our Chief Operating Officer, Salt Lake City division, from November 2000 until January 2001. Mr. Heinz was a director from November 2000 until December 2001. Before joining SonicWALL, Mr. Heinz served as President, Chief Executive Officer and a director of Phobos Corporation from June 2000 through November 2000, when SonicWALL acquired Phobos. From 1989 through June 2000, Mr. Heinz worked for Novell, Inc. where he served as Senior Vice President of Worldwide Sales and held various management positions. Mr. Heinz received a bachelor of science degree in finance from Virginia Polytechnic Institute and an MBA from American University.

Paul Cook was named Senior Vice President of Human Resources in April 2002. Mr. Cook served as our Vice President of Human Resources from November 2000 until April 2002. Before joining SonicWALL, Mr. Cook served as Vice President, Chief of Staff and Human Resources, of Phobos Corporation from September 2000 through November 2000, when SonicWALL acquired Phobos. From 1998 through October 2000, Mr. Cook worked for Novell, Inc. where he served as Vice President of Human Resources and held various management positions. Mr. Cook received a bachelor of arts degree in communications and public relations from Brigham Young University and a masters degree in industrial psychology—management development from California State.

Board of Directors Meetings

During the fiscal year ended December 31, 2001, the Board met eight times, including telephone conference meetings, and acted by written consent in lieu of a meeting on another three occasions. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Committees of the Board of Directors

Standing committees of the Board include an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee.

The 2001 Audit Committee of our Board consisted of Messrs. Shrigley, Thompson and Williams. The Audit Committee met quarterly during fiscal year 2001. The Audit Committee makes recommendations to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to our accountants, and the accounting practices of SonicWALL. The Audit Committee meets independently with our independent auditors and our senior management, and reviews the general scope of our accounting, financial reporting, annual audit and the results of the annual audit and interim financial statements, auditor independence issues, and the adequacy of the audit committee’s charter. The Audit Committee operates under a written charter adopted by the Board, a copy of which was included with SonicWALL’s proxy statement for its December 14, 2001 Annual Meeting of Shareholders. The 2002 Audit Committee of our Board currently consists of Messrs. Kissner, Thompson and Williams.

The 2001 Compensation Committee of our Board consisted of Messrs. Kissner and Shrigley. The Compensation Committee met four times during fiscal year 2001. The compensation committee reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans and makes recommendations to the Board of Directors regarding these matters. The 2002 Compensation Committee of our Board consists of Messrs. Kissner and Shrigley.

The 2002 Corporate Governance and Nominations Committee consists of Messrs. Shrigley, Thompson and Williams. This Committee was formed in January 2002 to (i) establish and/or recommend policies and procedures with respect to the Board of Directors of the Company, the other committees of the Board, as they shall from time to time be constituted, and their interaction with management, and corporate governance policies generally; (ii) establish procedures for the director nomination process; (iii) seek and recommend qualified candidates for election to the Board of Directors at the Annual Meetings of Shareholders of the Company; (iv) nominate officers for election by the Board of Directors; and (v) consider nominees for election to the Board of Directors proposed by the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2

AMENDMENT TO 1999 EMPLOYEE STOCK PURCHASE PLAN

General

Our 1999 Employee Stock Purchase Plan (the “ESPP”) provides our employees the opportunity to purchase our common stock through accumulated payroll deductions. The ESPP was originally adopted by the Board of Directors in August 1999 and approved by our shareholders that same month. Unless terminated sooner, the ESPP will terminate automatically in August 2009. In December 2000, our Board recommended to the shareholders and the shareholders voted to increase the number of shares authorized for issuance under the ESPP by 200,000 shares, bringing the total shares currently reserved for issuance under the ESPP to 700,000 shares. Proposal Two seeks shareholder approval of the amendment to SonicWall’s ESPP in order to increase the number of shares reserved for issuance thereunder by 325,000. As of October 31, 2002, there were 274,273 shares available for future issuance under the ESPP (before giving effect to the proposed 325,000 share increase.)

We believe that the ESPP plays a key role in our ability to recruit, reward and retain executives and employees. Companies like SonicWALL have historically used stock purchase plans as an important part of recruitment and retention packages. We compete directly with other companies for experienced executives and personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business.

Summary of the ESPP

Purpose of the ESPP

The purpose of the ESPP is to provide our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

Administration

The ESPP is administered by the Board of Directors or a committee appointed by the Board of Directors. All questions of interpretation or application of the ESPP are determined by the Board of Directors or its committee, whose decisions are final and binding upon all participants. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the ESPP.

Eligibility

Any person who is employed by us on the offering date, for at least 20 hours per week and more than five months in any calendar year is eligible to participate in the ESPP. Eligible employees become participants in the ESPP by delivering to us a subscription agreement authorizing payroll deductions prior to the applicable enrollment date. An employee who becomes eligible to participate in the ESPP after the commencement of an offering period may not participate in the plan until the commencement of the next offering period.

Offering Periods

The ESPP is generally implemented during overlapping offering periods of 24 months beginning every six months during the term of the ESPP, commencing February 1st and August 1st of each year. The Board of Directors may alter the duration of the offering periods without shareholder approval if such change is announced five days prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The purchase price per share at which shares are sold under the ESPP is the lower of 85% of the fair market value of a share of our common stock on the first day of each offering period or 85% of the fair market value of a share of our common stock on the last day of each six month purchase period during the offering period (the “Exercise Date”). The fair market value of a share of our common stock on a given date is generally the closing sales price as reported on the Nasdaq National Market for such date.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 15% of a participant’s eligible compensation, which generally includes regular salary or wages received by an employee from SonicWALL or any designated subsidiary, but excludes bonuses, commissions or any other form of incentive compensation, relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the company and any designated subsidiary. A participant may discontinue his or her participation in the ESPP or may increase or decrease the rate of payroll deductions at any time during the offering period; however, the Board of Directors may, in its discretion, limit the number of such increases or decreases in an offering period. Payroll deductions shall commence on the first payroll following the offering date, and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the ESPP.

All payroll deductions are credited to the participant’s account under the ESPP and are deposited with the general funds of the Company. All payroll deductions received or held by us may be used for any corporate purpose.

Purchase of Stock; Exercise of Option

By executing a subscription agreement to participate in the ESPP, each employee is in effect granted an option to purchase shares of our common stock on each Exercise Date during the offering period. The maximum number of shares placed under option to a participant in an offering period is that number determined by dividing the amount of the participant’s total payroll deductions accumulated prior to such Exercise Date (not to exceed an amount equal to 15% of the participant’s eligible compensation which he or she receives on each pay day during the offering period) by the applicable purchase price, and subject to the further limitation that the maximum number of shares an employee may purchase during each purchase period shall be 4,000 shares subject to adjustment under certain circumstances as provided in the ESPP. Unless a participant withdraws from the ESPP, such participant’s option for the purchase of shares will be exercised automatically on the Exercise Date for the maximum number of shares at the applicable price.

Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or of a parent or of any of its subsidiaries (including stock which may be purchased under the ESPP), nor shall any employee be granted an option that would permit the employee to buy pursuant to the ESPP more than $25,000 worth of stock in any calendar year.

Withdrawal

A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account at any time by giving written notice to the Company. Any such withdrawal by the participant of payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering.

Termination of Employee

Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of our common stock without receipt of consideration, appropriate adjustments will be made by the Board of Directors in the shares subject to purchase under the ESPP and in the purchase price per share, subject to any required action by our shareholders.

Nonassignability

No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred (other than by will or the laws of descent and distribution) and any such attempt may be treated by us as an election to withdraw from the ESPP.

Amendment and Termination of the Plan

The Board of Directors may at any time amend or terminate the ESPP, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the ESPP without prior approval of our shareholders if such amendment would constitute an amendment for which shareholder approval is required under the federal securities laws or the Internal Revenue Code of 1986, as amended (the “Code”). In any event, the ESPP will terminate in August 2009.

Purchases Under the ESPP

As of October 31, 2002, a total of 425,727 shares of our common stock have been issued pursuant to the ESPP, and 274,273 shares remained available for issuance (before giving effect to the 325,000 share increase being presented to the shareholders pursuant to this Proposal Two for approval at the Annual Meeting).

Certain Federal Income Tax Information

The following is a brief summary of the effect of federal income taxation upon the participant and our company with respect to the shares purchased under the ESPP. This summary does not purport to be complete and it does not discuss the tax consequences of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not generally entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected PricewaterhouseCoopers LLP as SonicWALL’s independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of auditors for ratification by the shareholders at the 2002 Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as SonicWALL’s independent auditors is not required by SonicWALL’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the interests of SonicWALL and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

ADDITIONAL INFORMATION REGARDING PRINCIPAL SHAREHOLDERS,
DIRECTORS AND MANAGEMENT

Beneficial Ownership of Principal Shareholders, Directors and Management

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of September 30, 2002, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated, each of the following shareholders can be reached at or care of our principal offices at 1143 Borregas Avenue, Sunnyvale, California 94089.

	As of September 30, 2002
Name	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Shares of Common Stock Outstanding
5% Shareholders
Perkins, Wolf, McDonnell & Company (2)	7,673,470	11.39%

Directors and Executive Officers:
Sudhakar Ravi (3)	7,548,910	11.08%
Sreekanth Ravi (4)	7,538,792	11.07%
Michael Sheridan (5)	487,437	*
Cosmo Santullo (6)	451,291	*
Ronald E. Heinz, Jr. (7)	301,150	*
Zachary Abrams (8)	254,166	*
Robert M. Williams (9)	221,186	*
David A. Shrigley (10)	146,600	*
Cary H. Thompson (11)	45,833	*
Charles D. Kissner (12)	25,000	*
All current directors and executive officers as a group (11 persons) (13)	16,662,519	23.84%

*	Represents less than 1%.
(1)
Percentage of beneficial ownership is based on 67,359,643 shares of common shares outstanding as of September 30, 2002, together with option shares that may be exercised within 60 days of September 30, 2002 (“Vested Options”). Beneficial ownership represents sole voting or investment power. Vested Options are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Principal address is 310 S. Michigan Avenue, Suite 2600, Chicago, IL 60604. The number of shares held is as of May 31, 2002, pursuant to a Schedule 13G filed by Perkins, Wolf, McDonnell & Company with the Securities and Exchange Commission on June 11, 2002.

(3)	Includes 1,100,000 shares held by Sudhakar and Sumithra Ravi 1999 Trust and 749,928 Vested Options.
(4)	Includes 1,100,000 shares held by Sreekanth Ravi 1999 Pot Trust and 749,928 Vested Options.
(5)	Includes 290,104 Vested Options.
(6)	Includes 450,000 Vested Options. Effective July 31, 2002, Mr. Santullo resigned as our President and Chief Executive Officer and resigned from our Board of Directors.
(7)	Includes 291,120 Vested Options.
(8)	Represent 254,166 Vested Options. Effective March 2, 2002, Mr. Abrams resigned as our Vice President, Corporate and Business Development.
(9)	Includes 57,536 shares held by The Amended and Restated Robert Monroe Williams and Margaret Ruth Caldwell Family Trust.
(10)	Includes 25,000 Vested Options. Includes 1,600 shares held by children residing in the same household as Mr. Shrigley.
(11)	Represents 45,833 Vested Options.
(12)	Represents 25,000 Vested Options.
(13)	Includes an aggregate of 2,543,497 Vested Options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% shareholders made all the necessary filings under Section 16(a) during fiscal year 2001, with one exception. Zachary Abrams, our former Vice President of Corporate and Business Development, reported a sale of 753 shares of SonicWALL stock acquired under the Employee Stock Purchase Plan on a December 31, 2001 Form 5 instead of an August 2001 Form 4.

Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation received for services rendered to SonicWALL in all capacities during the years ended December 31, 2001, 2000 and 1999 by each person who served as Chief Executive Officer during fiscal 2001 and by each of the four other most highly compensated executive officers of SonicWALL whose aggregate compensation exceeded $100,000 during fiscal 2001.

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Securities Underlying Options (#)
Sreekanth Ravi (1)	2001	240,000	—		—
Chairman of the Board	2000 1999	240,000 240,000	234,000 224,983		100,000 800,000

Cosmo Santullo (2)	2001	83,077	—		2,400,000
Former President and Chief Executive Officer	2000 1999	— —	— —		— —

Ronald E. Heinz, Jr. (3)	2001	250,000	292,298	(6)	—
Senior Vice President, World Wide Sales and Marketing	2000 1999	716,299 —	689,376 —		663,731 —

Sudhakar Ravi	2001	240,000	—		—
Chief Technical Officer	2000 1999	240,000 240,000	233,000 232,214		100,000 800,000

Michael J. Sheridan (4)	2001	240,000	—	(7)	425,000
Senior Vice President, Strategy, and Chief Financial Officer	2000 1999	202,677 150,000	233,000 100,000		100,000 600,000

Zachary Abrams (5)	2001	200,000	225,600		—
Vice President, Corporate and Business Development	2000 1999	100,963 —	190,000 —		550,000 —

(1)	Served as President and Chief Executive Officer until October 2001.
(2)	Served as President and Chief Executive Officer from October 2001 through July 2002.
(3)	Commenced employment in November 2000.
(4)	Commenced employment in May 1999.
(5)	Commenced employment in April 2000.
(6)	Represents sales commissions paid.
(7)
On October 1, 2001, the Board of Directors approved the acceleration of vesting of 118,750 shares of restricted stock which were previously acquired by Michael Sheridan pursuant to the exercise of options granted to Mr. Sheridan on May 26, 1999 under SonicWALL’s 1998 Stock Option Plan.

Options Granted in Last Fiscal Year

The following table provides information regarding stock options we granted in fiscal 2001 to each person who served as Chief Executive Officer during fiscal 2001 and to each of the four other most highly compensated executive officers of SonicWALL whose aggregate compensation exceeded $100,000 during fiscal 2001. The table includes the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices. Any actual gains on option exercises will depend on the future performance of our stock.

	Individual Grants			Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5)
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (4)			5% ($)	10% ($)
Sreekanth Ravi	—		—	—	—	—	—
Cosmo Santullo	2,400,000	(1)	32.7%	15.65	10/16/2011	23,621,282	59,860,967
Ronald E. Heinz, Jr.	—		—	—	—	—	—
Sudhakar Ravi	—		—	—	—	—	—
Michael J. Sheridan	300,000	(2)	4.1%	17.0312	01/22/2011	3,213,249	8,143,004
Michael J. Sheridan	125,000	(3)	1.7%	11.26	09/30/2011	885,169	2,243,193
Zachary Abrams	—		—	—	—	—	—

(1)
The option shares vest in equal monthly installments, vesting  1/48th each month (50,000 shares) until fully vested at the end of 48 months of continuous employment with SonicWALL, Inc. Mr. Santullo’s employment terminated on July 31, 2002, at which time 1,950,000 unvested option shares were forfeited.

(2)	25% of the option shares vest on January 23, 2002 and the remaining shares vest monthly over the following three years, provided the employee remains employed at SonicWALL.
(3)	25% of the option shares vest on October 1, 2002 and the remaining shares vest monthly over the following three years, provided the employee remains employed at SonicWALL.
(4)	Based on a total of 7,348,993 options granted to all employees in the fiscal year ended December 31, 2001.
(5)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table provides information regarding options exercised during fiscal 2001 and unexercised options held as of December 31, 2001 by each person who served as Chief Executive Officer during fiscal 2001 and by each of the four other most highly compensated executive officers of SonicWALL whose aggregate compensation exceeded $100,000 during fiscal 2001. The value realized on exercised options is calculated as of the date of exercise and the value of unexercised in-the-money options is calculated at December 31, 2001.

	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Sreekanth Ravi	—	—	466,624	433,376	7,146,347	5,323,653
Cosmo Santullo	—	—	100,000	2,300,000	379,000	8,717,000
Ronald E. Heinz, Jr.	238,000	2,187,390	59,490	366,241	192,825	2,347,034
Sudhakar Ravi	—	—	466,624	433,376	7,146,347	5,323,653
Michael J. Sheridan	—	—	—	525,000	—	2,120,390
Zachary Abrams	—	—	233,334	316,666	121,938	121,938

Director Compensation

During 2001, we did not pay cash compensation to our directors for their services as directors or members of committees of the Board of Directors, but we did reimburse our directors for reasonable expenses they incurred in attending meetings of the Board of Directors. Directors are eligible to participate in our stock option plans.

Beginning in the third quarter of 2002, we began paying the following cash compensation to our non-employee directors for their services as directors and members of committees of the Board of Directors: (i) an annual payment for service as a non-employee director of $12,000, to be payable on a quarterly basis on the first day of each quarter; (ii) a payment of $1,000 per Board meeting attended in person, to be payable on the date of each such meeting so attended; (iii) a payment of $500 per Board meeting attended by phone, to be payable on the date of each such meeting so attended; (iv) an annual payment of $5,000 for service on the Audit Committee, to be payable on a quarterly basis on the first day of each quarter; (v) an annual payment of $3,000 for service on the Compensation Committee, to be payable on a quarterly basis on the first day of each quarter; and (vi) an annual payment of $3,000 for service on the Corporate Governance and Nominations Committee, to be payable on a quarterly basis on the first day of each quarter.

In addition, we adopted the following policy with respect to stock option grants to our directors: (i) upon initial appointment as a director, each director will be granted an option to purchase 25,000 shares of our common stock, which option would vest monthly over four years; and (ii) each director will be granted an additional option to purchase 20,000 shares of our common stock annually on the date of our Annual Meeting, which option would vest monthly over four years.

Compensation Committee Interlocks and Insider Participation

Our Board’s compensation committee currently consists of Messrs. Shrigley and Williams. None of these individuals has at any time been an employee or officer of SonicWALL, Inc. Until the compensation committee was formed in August 1999, the full Board of directors made all decisions regarding executive compensation. None of our executive officers serves as a member of the Board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of directors or compensation committee.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2001. Footnote (1) to the table sets forth the total number of shares of common stock issuable upon exercise of options assumed by the Company and common stock issuable upon exercise of options granted under plans assumed by Company in mergers and acquisitions.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(2)(3)	10,506,176	$12.76	2,404,532	(4)
Equity compensation plans not approved by security holders(5)	2,445,500	$15.49	0

Total	12,951,676	$13.28	2,404,532

(1)
The table does not include information for equity compensation plans assumed by us in mergers and acquisitions. A total of 783,133 shares of common stock was issuable upon exercise of options assumed by us and options granted under plans assumed us, and outstanding as of December 31, 2001, including (i) 554,613 shares issuable upon exercise of options assumed by us in our merger with Phobos Corporation in November 2000, (ii) 47,020 shares issuable upon exercise of options granted under a stock plan we assumed in our acquisition of Ignyte Technology, Inc. in March 2001, and (iii) 181,500 shares issuable upon exercise of options granted under a stock plan assumed by us in our acquisition of the assets and business of RedCreek Communications, Inc. in October 2001.

(2)	These plans include (i) 1998 and 1994 Stock Option Plans, and (ii) 1999 Employee Stock Purchase Plan.
(3)
The number of shares reserved for issuance under the 1998 Stock Option Plan is subject to an automatic annual increase on the first day of 2001 through 2008 equal to the lesser of, (i) 4,000,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a number of shares determined by the administrator.

(4)	This includes 467,767 shares of our common stock available for issuance under the 1999 Employee Stock Purchase Plan as of December 31, 2001.
(5)
During 2001 we granted options to purchase an aggregate of 2,453,500 shares of SonicWALL outside of the above referenced plans. Options to purchase 2.4 million shares were granted in connection with the recruitment and employment of Cosmo Santullo, our former President and Chief Executive Officer, and an aggregate of 53,500 shares were issued under Individual Written Compensation Agreements in connection with the recruitment and employment of new employee hires from RedCreek Communications. The weighted average exercise price of these grants was $15.49.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The following is the Report of the Compensation Committee of SonicWALL describing the compensation policies and rationale applicable to SonicWALL’s executive officers. This information shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that SonicWALL specifically incorporates it by reference into a filing.

Compensation Philosophy

SonicWALL’s philosophy in setting its compensation policies for executive officers is to maximize shareholder value over time. The Compensation Committee sets SonicWALL’s compensation policies applicable to the executive officers, including the Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in shareholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables SonicWALL to attract and retain key executive talent.

•	Align all pay programs with SonicWALL’s annual and long-term business strategies and objectives.

•	Provide variable compensation opportunities that are directly linked to the performance of SonicWALL and that link executive reward to shareholder return.

The Committee also believes that it is in the best interests of shareholders for SonicWALL’s executive officers (as well as for the members of the Board of Directors and certain other individuals) to own SonicWALL stock, depending upon such persons’ respective positions with SonicWALL.

Executive Officer Compensation

The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers: (i) Base Salary; (ii) Annual Incentive Bonus; and (iii) Long-Term Incentives.

The Committee establishes each executive’s compensation package by considering: (i) the salaries of executive officers in similar positions in companies in the same industry as the Company and in related industries; (ii) the experience and contribution level of the individual executive officer; and (iii) the Company’s financial performance. The Committee also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers, because the Committee believes that the Chief Executive Officer is the most qualified to make this assessment.

Base Salary

The Chief Executive Officer annually recommends executive officer compensation programs to the Committee that are intended to compensate executives competitively within the high-technology marketplace. The Committee determines executive base salaries on an individual basis by evaluating each executive’s scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. The Committee annually reviews base salaries for its executives.

Annual Incentive Bonuses

The Committee awards annual cash bonuses for executive officers (other than those who receive commissions) on an annual basis. These awards are intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. At the beginning of each year, the Company sets certain corporate objectives (including financial performance goals), and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the year, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of individual objectives for purposes of determining the annual bonus.

Long-Term Incentives

The Committee provides SonicWALL’s executive officers with long-term incentives through grants of stock options. The Committee is responsible for determining who should receive the grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The Committee considers grants of options to executive officers during each fiscal year. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive’s current contribution to the Company’s performance, the executive officer’s anticipated contribution in meeting the Company’s long-term strategic performance goals and corporate performance as determined by the Committee. The relative weight given to these factors varies with each executive in the sole discretion of the Board of Directors or the Committee.

The Committee believes that stock options provide SonicWALL’s executive officers with the opportunity to purchase and maintain an equity interest in SonicWALL and to share in the appreciation of the value of the stock. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods in order to encourage key employees to continue to be employed by SonicWALL. All options to executive officers to date have been granted at least at the fair market value of SonicWALL’s Common Stock on the date of the grant.

The Committee can also make restricted stock awards which can be similarly beneficial to executives as the value of the award increases with an increasing stock price. The use of restricted stock would generally be limited to specific cases in which a newly hired senior executive receives a grant in order to replace vested benefits and/or an equity position at a prior employer, to award an executive officer for extraordinary performance or to aid in retention.

Compensation of the Chief Executive Officer

The Compensation Committee reviews the Chief Executive Officer’s compensation annually using the same criteria and policies as are employed for other executive officers.

Compensation in Excess of $1 Million per Year

Compensation payments in excess of $1,000,000 to the Chief Executive Officer or the other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Code. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation for fiscal year 2001 for the Chief Executive Officer or any other executive officer was not in excess of $1,000,000 and the Committee does not expect cash compensation in fiscal year 2002 to such persons to be in excess of $1,000,000.

Summary

The Compensation Committee believes that its executive compensation philosophy serves the interests of SonicWALL and SonicWALL’s shareholders.

David A. Shrigley
Charles D. Kissner

Certain Company Transactions with Management

Since January 1, 2001 SonicWALL has not been a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of our common stock had or will have a direct or indirect material interest other than:

•	normal compensation arrangements which are described under “Executive Compensation” above; and

•	the transactions described below.

In connection with the recruitment and hiring of Cosmo Santullo as SonicWALL’s President and Chief Executive Officer, SonicWALL agreed to reimburse Mr. Santullo for certain expenses he incurred in relocating his principal residence to be near SonicWALL’s principal offices in Sunnyvale, California. Additionally, SonicWALL agreed to reimburse Mr. Santullo for up to $2.0 million of mortgage interest he incurs in connection with his purchase of a home in the Silicon Valley, California, for up to three years and so long as he is SonicWALL’s Chief Executive Officer. Mr. Santullo did not purchase a home in the Silicon Valley during his employment with SonicWALL. Effective July 31, 2002, Mr. Santullo resigned as our President and Chief Executive Officer and resigned from our Board of Directors.

SonicWALL’s bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law. SonicWALL has also entered into indemnification agreements with its officers and directors containing provisions that may require SonicWALL, among other things, to indemnify its officers and directors against liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Employment Contracts and Change in Control Arrangements

The Compensation Committee, as administrator of SonicWALL’s 1998 Stock Option Plan, may provide for accelerated vesting of the shares of common stock subject to outstanding options held by any executive officer of SonicWALL in connection with certain changes in control of SonicWALL. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event. None of the executive officers of SonicWALL currently have employment agreements with SonicWALL for a specific term, and they may resign and their employment may be terminated at any time. However, some executive officers have entered into arrangements for acceleration of vesting of their initial option grant upon change of control coupled with their employment being terminated thereafter other than for cause. In such a circumstance, certain of the executive officers would have, under certain circumstances, 25% or 50% additional vesting.

Additionally, Mr. Heinz has an agreement with the Company which he entered into when he joined Phobos Corporation as its Chief Executive Officer. This agreement was assumed by SonicWALL as a part of our acquisition of Phobos. Under the terms of Mr. Heinz’s agreement, Mr. Heinz would be entitled to 12 months of accelerated vesting of his options granted by Phobos and assumed by SonicWALL in the event of his termination other than for cause.

Report of the Audit Committee of the Board of Directors.

The Audit Committee of the Board of Directors of SonicWALL serves as the representative of the Board for general oversight of SonicWALL’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations. SonicWALL’s management has primary responsibility for preparing SonicWALL’s financial statements and SonicWALL’s financial reporting process. SonicWALL’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of SonicWALL’s audited financial statements to generally accepted accounting principles.

The Audit Committee is composed of three members: Charles D. Kissner, Cary H. Thompson and Robert Williams. Mr. Williams is a partner of Bay Partners. Entities affiliated with Bay Partners have owned, but do not currently own, over ten percent of SonicWALL within the last three years. By virtue of his relationship with Bay Partners, Mr. Williams has beneficially owned over ten percent of SonicWALL within the last three years. It is the opinion of SonicWALL’s Board that neither Mr. Williams’ beneficial ownership of SonicWALL nor any other relationship with the Company impairs or interferes with his ability to exercise independent judgment in carrying out the responsibilities of a director or member of the Audit Committee. The other members of the Audit Committee are independent as defined under the SEC and NASDAQ rules. All members of the Audit Committee are financially literate and Mr. Thompson has accounting or related financial management expertise.

In this context, the Audit Committee reported, in connection with the fiscal year 2001 audit of the Company’s financial statements:

1.    The Audit Committee has reviewed and discussed the audited financial statements with SonicWALL’s management.

2.    The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3.    The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

4.    Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of SonicWALL, and the Board has approved, that the audited financial statements be included in SonicWALL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which Form 10-K was filed with the Securities and Exchange Commission in March 2002.

Charles D. Kissner
Robert Williams
Cary H. Thompson

AUDIT AND RELATED FEES

Audit Fees

Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2001, and the review of our financial statements included in our quarterly reports on Form 10-Q during the fiscal year ended December 31, 2001, totaled approximately $165,000.

Financial Information Systems Design and Implementation Fees

We did not engage PricewaterhouseCoopers LLP to provide advice to us regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees

Fees billed to us by PricewaterhouseCooper LLP for all other services rendered to us during the fiscal year ended December 31, 2001, other than those set forth above, including services rendered in connection with SEC registration statements and non-financial statement audit services such as due diligence procedures in connection with acquisitions, totaled approximately $177,539.

The Audit Committee of the Board of Directors has determined that the provision of the services disclosed under “All Other Fees” above by PricewaterhouseCoopers LLP is compatible with maintaining such accountants’ independence.

STOCK PERFORMANCE GRAPH

Below is a line graph comparing relative performance in the cumulative return to shareholders of SonicWALL’s common stock with the cumulative return on the NASDAQ Stock Market, Russell 2000 and RDG Technology Composite over a 33-month period commencing December 31, 1999 and ending on September 30, 2002. We previously compared cumulative return to shareholders against the JP Morgan H&Q Computer Hardware Index and the JP Morgan H&Q Technology Index, which JP Morgan ceased publishing in March 2002. As a result, we have included in the line graph the JP Morgan H&Q Computer Hardware Index and the JP Morgan H&Q Technology Index as of March 2002, as well as the RDG Technology composite, which we are introducing to our performance graph on a going forward basis. This graph assumes the investment of $100 on December 31, 1999 and the reinvestment of dividends, if any, through September 30, 2002. SonicWALL’s initial public offering of common stock was in November 1999 at a price of $7 per share (as adjusted to reflect its 2-for-1 stock split on September 15, 2000).

The comparisons shown in the graph below are based upon historical data. SonicWALL consistently cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of SonicWALL’s common stock.

COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN*

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Notwithstanding anything to the contrary set forth in any of SonicWALL’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings made by SonicWALL under those statutes, the Compensation Committee report and stock performance graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by SonicWALL.

Additional Financial and Other Information

All financial information is incorporated by reference to the information contained in the Financial Statements included in the Company’s 2001 Annual Report on Form 10-K, delivered to security holders. You may request a copy of this and our other filings made with the Securities and Exchange Commission at no cost by writing or telephoning us at the following address:

SonicWALL, Inc.
1143 Borregas Avenue
Sunnyvale, California 94089
Attention: Investor Relations
(408) 745-9600

Deadline for Receipt of Shareholder Proposals

Our shareholders may submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2003 Proxy Statement. Any such shareholder proposals or nominations must be submitted in writing to the attention of the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, no later than July 15, 2003, which is 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Shareholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal does not guarantee that it will be included in our 2003 Proxy Statement.

Alternatively, under our Bylaws, our shareholders may submit proposals or nominations that they believe should be voted upon at the Annual Meeting, but do not seek to include in our 2003 Proxy Statement pursuant to Rule 14a-8. Any such shareholder proposals or nominations may be timely submitted in writing to the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, for the 2003 Annual Meeting of Shareholders. To be timely, any such shareholder proposals or nominations must be received by the Secretary not later than sixty (60) days prior to the Annual Meeting; provided, however, that in the event less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by such shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meting was mailed or such public disclosure was made. For example, if we provide notice of our 2003 Annual Meeting on November 12, 2003, for a 2003 Annual Meeting on December 13, 2003, any such proposal or nomination will be considered untimely if submitted to us after November 22, 2003. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the Securities and Exchange Commission (the “SEC”). As described in our Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws (the “Bylaw Deadline”), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the Annual Meeting.

The rules of the SEC establish a different deadline for submission of shareholder proposals that are not intended to be included in our Proxy Statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2003 Annual Meeting is September 28, 2003, or the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, our Proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the Annual Meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2003 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2003 Annual Meeting, and we believe that our Proxy holders at such meeting would be allowed to use the discretionary authority granted by the Proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.

Discretionary Authority

The 2002 Annual Meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the Annual Meeting, are those matters specifically referred to in such Notice. We have not been notified by any shareholder of his, her or its intent to present a shareholder proposal from the floor at the 2002 Annual Meeting. The enclosed Proxy grants the Proxy holders discretionary authority to vote on any matter properly brought before the 2002 Annual Meeting, including any shareholder proposals received between the date of this Proxy Statement and the Bylaw Deadline for the 2002 Annual Meeting, which is November 22, 2002, or the date which is ten calendar days after the date this Proxy Statement is mailed.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Sheridan
Senior Vice President of Strategy, Chief Financial Officer and Secretary

Dated: November 6, 2002
Sunnyvale, California

1951-PS-02

SONICWALL, INC.
1143 Borregas Avenue
Sunnyvale, CA 94089

PROXY

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints William Roach and Michael Sheridan, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SonicWALL, Inc. (the “Company”) held of record by the undersigned on October 31, 2002 at the Annual Meeting of Shareholders to be held on December 13, 2002 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Dear Shareholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

SonicWALL, Inc.

Vote by Telephone	Vote by Internet

It’s fast, convenient, and immediate!	It’s fast, convenient, and your vote is immediately confirmed and posted.

Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:	Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2. Go to the website: http://www.eproxyvote.com/snwl.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	3. Enter your Voter Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.	4. Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!	Your vote is important! Go to http://www.eproxyvote.com/snwl anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

☒  Please mark votes as in this example.

1. Election of Directors.	2. Amendment to the 1999 Employee Stock Purchase Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐
Nominees: (01) Charles D. Kissner, (02) Sreekanth Ravi, (03) David A. Shrigley, (04) Cary H. Thompson, (05) Robert M. Williams	3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR ALL NOMINEES ☐	4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
WITHHELD FROM ALL NOMINEES ☐

☐ If you wish to withhold authority to vote for any individual nominee(s), write the name of the nominee(s) on the line above.
		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT		☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: